                                                                      EXHIBIT 21

                       SPORTS RESORTS INTERNATIONAL, INC.
                            SCHEDULE OF SUBSIDIARIES
                                AUGUST 27, 2001

                       NAME                                 TYPE OF ENTITY
                       ----                                 --------------
Sports Resorts International, Inc.                      Michigan Corporation        Parent Company
The Colonel's Truck Accessories, Inc.                   Michigan Corporation        100% Subsidiary
The Colonel's, Inc.                                     Michigan Corporation        100% Subsidiary
The Colonel's Brainerd International Raceway, Inc.      Minnesota Corporation       100% Subsidiary
The Colonel's Sports Corporation (Inactive)             Michigan Corporation        100% Subsidiary